Exhibit 23.1




                        Consent of Independent Auditors'
                        --------------------------------


The Board of Directors
AMCORE Financial, Inc.


We consent to incorporation by reference in the Registration Statement (No. 33-10446) on Form S-8 of AMCORE Financial, Inc. of our report dated May 22, 2003, relating to the statements of net assets available for benefits of the AMCORE Financial Security Plan as of December 31, 2002 and 2001, the related statements of changes in net assets available for benefits for each of the years in the two-year period ended December 31, 2002, and the schedule of assets held for investment purposes as of December 31, 2002 which report appears in the December 31, 2002 annual report on Form 11-K of AMCORE Financial, Inc.

                                  /s/ KPMG LLP


Chicago, Illinois
June 25, 2003